                                                       EXHIBIT 11


          YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES

                 Earnings Per Share Computation


                    For the Years Ended September 30
                    --------------------------------
                    1995           1994           1993
                    ----           ----           ----

                    (Thousands of Dollars, Except Share Data)


Net Income          $12,358        $19,485        $17,479
                    -------        ----------     -------
Average Common
Shares
Outstanding(b)      10,332,447     10,287,683     10,287,683
                    ----------     ----------     ----------
Earnings Per
Share               $1.20(c)       $1.89(a)(c)    $1.70(c)
                    --------       -----------    --------


     (a) Exclusive of an $0.08 per share charge resulting from an early redemption premium on the Company's preferred stock.
taxes.

     (b) All per share amounts have be restated to give retroactive effect to a three-for-two stock split on June 28, 1993.

     (c) Earnings per share information is the same on both a primary and fully diluted basis as Yankee Energy System, Inc. has a simple capital structure.


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